EXHIBIT 2.2

                                 FIRST AMENDMENT
                                       TO
                            SHARE EXCHANGE AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION

                                      among

                             ACHIEVE NETWORKS, INC.
                              a Nevada corporation

                                  ("Company"),


                    MARK S. ROBERTS, SHERRI ROBERTS JOHNSON,
                          STEVEN B. HOLMES, RAY HARMON
                            AND DGN SECURITIES, INC.

                           ("Original Shareholders"),


                       RALPH MORREN, JR., JACKIE N. DUKES,
                          ANNE A. BALDUZZI, LARRY GILL,
                              GARY AKIN, RICK AKIN,
                                NORMAN L. FLIPPO,
                             STRIKER MANAGEMENT LLC,
                             THE STRIKER FOUNDATION,
                                  MARK HEWITT,
                                       and
                                KEVIN HALTER, JR.

                           ("Additional Shareholders")

                                       and

                           PIPELINE TECHNOLOGIES, INC.
                             a Colorado corporation

                                    ("Buyer")

                             As of November 26, 2001

                            SHARE EXCHANGE AGREEMENT

                                TABLE OF CONTENTS
                                -----------------


1.   DEFINITIONS...........................................................  2

2.   ADDITIONAL SHAREHOLDERS TO JOIN AS "SHAREHOLDERS".....................  2

3.   MODIFICATION OF SECTION 1 OF ORIGINAL AGREEMENT -
     PURCHASE, SALE AND EXCHANGE OF SHARES.................................  3

4.   MODIFICATION OF SECTION 2.1 OF ORIGINAL AGREEMENT -
     PURCHASE PRICE........................................................  3

5.   ADDITIONAL SHARES ISSUED TO SHAREHOLDERS' AGENT.......................  3

6.   MODIFICATION OF SECTION 3.1(g) OF ORIGINAL AGREEMENT -
     CAPITALIZATION OF THE COMPANY.........................................  4

7.   MODIFICATION OF SECTION 4.9 OF THE ORIGINAL AGREEMENT -
     OUTSTANDING SHARES OF BUYER...........................................  5

8.   USE OF ROBERTS WARRANT TO COMPROMISE COMPANY DEBT.....................  5

9.   ENGAGEMENT OF MARK ROBERTS............................................  5

10.  DELETION OF CONDITION.................................................  5

11.  ACKNOWLEDGEMENT OF RECEIPT OF DISCLOSURE FROM
     BUYER.................................................................  6

12.  SHAREHOLDERS' RELEASE OF ADDITIONAL CLAIMS AGAINST
     THE COMPANY AND ITS AGENTS............................................  6

13.  ORIGINAL SECTION 5.10 DELETED........................................   6

14.  ORIGINAL SECTION 5.11 DELETED.........................................  6

15.  REAFFIRMATION.........................................................  7

16.  COUNTERPARTS..........................................................  7

                                 FIRST AMENDMENT
                                       TO
                            SHARE EXCHANGE AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION

     FIRST AMENDMENT TO SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") dated as of November 12, 2001, by and among PIPELINE TECHNOLOGIES, INC., a Colorado corporation ("Buyer"), ACHIEVE NETWORKS, INC., a Nevada corporation ("Company"), MARK S. ROBERTS, SHERRI ROBERTS JOHNSON STEVEN
B. HOLMES, RAY HARMON and DGN SECURITIES, INC. (individually "Shareholder" and collectively, the "Original Shareholders"), and RALPH MORREN, JR., JACKIE N. DUKES, ANNE A. BALDUZZI, LARRY GILL, GARY AKIN, RICK AKIN, NORMAN L. FLIPPO, STRIKER MANAGEMENT LLC, THE STRIKER FOUNDATION, MARK HEWITT, KEVIN HALTER, JR. and (individually "Shareholder" and together, jointly and severally, the
"Additional Shareholders", and together with Original Shareholders, the "Shareholders"), and MARK S. ROBERTS, as agent (the "Shareholders' Agent").

                               FACTUAL BACKGROUND

     A. The Company is engaged in the business of providing long distance telephone and telecommunication services over the Internet. The Company has developed and presently owns and operates a voice over internet protocol ("VoIP") network, including the hardware and software necessary to provide VoIP to customers. (the "Business").

     B. The Buyer also engages in the VoIP business.

     C. The Buyer is willing to acquire not less than 81% of the Company's outstanding common stock in order that Buyer may consolidate the Company's results for financial reporting and federal income tax purposes. The Buyer originally agreed to exchange 3.0 million of the Buyer's common shares with the Company's shareholders, pro rata, for 100% of the Company's outstanding shares. The transaction is being revised so that the Buyer shall pay 3 million of the Buyer's common shares for the Shareholders' 21,676,700 Achieve Shares and
Warrant for 500,000 Achieve Shares, representing approximately 84% of the Company's shares held by the Shareholders. The Buyer has now agreed to a modification of the arrangement so that participating Shareholders will participate on the same exchange ratio for the sale of their Achieve shares, but approximately 550,000 additional Buyer's Common Shares will be delivered by Shareholders' Agent for distribution as agreed by Shareholders consistent with the securities laws.

     D. The Original Shareholders and the Additional Shareholders collectively own approximately 84% of the Company's outstanding common stock. The Shareholders are willing to exchange their shares of the Company to Buyer pursuant to the terms and conditions of the Agreement. The parties intend that the transaction be treated as a "stock-for-stock" tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code, to the extent possible.

     E. Following Closing, the Shareholders may direct the Shareholders' Agent to distribute the additional approximately 550,000 of Buyer's Common Shares to the remaining shareholders of the Company (the "Minority Shareholders"). The Shareholders may, but shall not be required, to make this distribution to the remaining Minority Shareholders to prevent any criticism of unfairness in the transaction.

     F. The Company, the Original Shareholders and the Buyer entered into a Share Exchange Agreement and Plan of Reorganization dated as of September 27, 2001 (the "Original Agreement").

     G. The parties desire to permit the Additional Shareholders to join in the Original Agreement, as amended hereby, as parties. The Additional Shareholders agree to be legally bound by the terms of the Original Agreement, as amended.

     H. The parties also desire to amend certain provisions of the Original Agreement as hereinafter set forth.

     I. The provisions of the Original Agreement regarding Buyer's subsequent offer to Company's remaining Minority Shareholders for exchange is eliminated. The Minority Shareholders will remain shareholders of the Company following the Closing.

     J. Except for adding the Additional Shareholders as parties and the modifications and amendments to the Original Agreement as set forth herein, the Original Agreement remains in full force and effect.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree that the Original Agreement is incorporated herein by this reference and is amended and supplemented as set forth hereinafter, effective as of the date hereof:

1.   DEFINITIONS

     Unless otherwise defined herein, the terms used in this Agreement shall have the meaning ascribed to them in the Original Agreement.

2.   ADDITIONAL SHAREHOLDERS TO JOIN AS "SHAREHOLDERS"

     The Additional Shareholders hereby join in, become parties to, and agree to become legally bound by, the Original Agreement, as modified herein. The Additional Shareholders shall be "Shareholders" under the Original Agreement, as modified herein. Without limiting the generality of the foregoing, the Additional Shareholders agree that they shall have all of the obligations and liabilities of "Shareholders" and they agree to sell to Buyer all their shares of Common Stock ($0.01 par value) of the Company, together with all the Additional Shareholders' other right, title and interest in and to any equity or ownership of the Company, if any. The Additional Shareholders, by execution of this First Amendment, hereby constitute and appoint the Shareholders' Agent as true and lawful attorney-in-fact and agent, as set forth in Section 14.9 of the Original Agreement and authorize the Shareholder's Agent to act on their behalf.

3. MODIFICATION OF SECTION 1 OF ORIGINAL AGREEMENT - PURCHASE, SALE AND EXCHANGE OF SHARES

     Section 1 of the Original Agreement is hereby amended and restated in its entirety as follows:

                    Subject to the terms and  conditions of this  Agreement,  on the Closing Date (as  hereinafter  defined),  Shareholders  shall sell to Buyer and Buyer shall purchase from Shareholders 21,676,700 shares of common stock, $0.01 par value, of the Company (the "Shares"), together with all the Shareholders' other right, title and interest in and to any equity or ownership of the Company, if any.

4.   MODIFICATION OF SECTION 2.1 OF ORIGINAL AGREEMENT - PURCHASE PRICE

     Section 2.1 of the Original Agreement is hereby amended and restated in its entirety as follows:

                    The purchase  price (the "Purchase  Price")  payable for the
               Shares shall be 2,449,012 common shares, par value $0.001, of the Buyer (the "Exchange Shares"), for pro rata distribution among the Shareholders in accordance with their respective ownership of Shares as set forth in Amended Schedule 3.1(g). The parties acknowledge that this exchange ratio is based upon Buyer's original desire to exchange 3.0 million of Buyer's common shares for all stock of all classes of the Company on a fully-diluted basis (including the 500,000 common shares subject to issuance upon exercise of the warrant), on a pro rata basis.

The Amended Schedule 3.1(g) attached as Exhibit "A" to this First Amendment (referred to herein as "Amended Schedule 3.1(g)") shall be substituted for and entirely replace the Schedule 3.1(g) contained in the Original Disclosure Schedule. The parties agree that the number of Exchange Shares set forth next to each Shareholder's name on Amended Schedule 3.1(g) is the correct number of Exchange Shares which they are to receive in this transaction.

5.   ADDITIONAL SHARES ISSUED TO SHAREHOLDERS' AGENT

     The following new Section 2.4 is hereby added to the Original Agreement:

                    2.4 Additional Shares Issued to Shareholders' Agent.
                        ------------------------------------------------
               At the Closing, Buyer shall deliver 550,988 common shares (the "Additional Shares") to Shareholders' Agent, which shall be used by the Shareholders' Agent, for distribution to Shareholders and/or some or all of the Minority Shareholders of the Company in a manner which Shareholders determine, provided that any distribution shall be made in accordance with all applicable laws. The Additional Shares are not registered. Shareholders' Agent agrees that his distribution of the Additional Shares to any Minority Shareholders of the Company shall be in full compliance with all securities laws. The Buyer shall not control or be able to direct how the Shareholders dispose of the Additional Shares. The Buyer has provided no legal advice to the Shareholders or the Company regarding this provision or the Additional Shares. The Shareholders agree to provide the Buyer's transfer agent with the customary legal opinions in connection with the Shareholders' Agent's transfer of the Additional Shares. Shareholders hereby release the Company and Buyer from any claims against the Shareholders' Agent relating to the Additional Shares and the disposition thereof.

6. MODIFICATION OF SECTION 3.1(g) OF ORIGINAL AGREEMENT - CAPITALIZATION OF THE COMPANY

     Section 3.1(g) of the Original Agreement is hereby amended and restated in its entirety as follows:

                    3.1(g) Capitalization of the Company.
                           ------------------------------
               The authorized capital stock of the Company consists entirely of 50,000,000 shares of common stock, par value $0.001 per share. A total of Twenty-six Million, Fifty-three Thousand, Six Hundred Eleven (26,053,611) shares of common stock are issued or outstanding, of which 21,676,700 shares of common stock of the Company are owned of record and beneficially by Shareholders in the respective numbers set forth in Amended Schedule 3.1(g). No preferred shares are outstanding.

                    No other securities of the Company are issued or outstanding as of the date hereof. All such shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except for the Company's warrant to issue 500,000 Shares to Mark Roberts or his nominee (the "Roberts Warrant") in exchange for a payment of $10.00, which warrant expires if not exercised on or before December 31, 2001, there are no (a) securities convertible into or exchangeable for any of the Company's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

7. MODIFICATION OF SECTION 4.9 OF THE ORIGINAL AGREEMENT - OUTSTANDING SHARES OF BUYER

     Section 4.9 of the Original Agreement is hereby amended and restated in its entirety as follows:

               Immediately after the Closing of the exchange of the Buyer's stock for the Company's stock, assuming all 750,000 shares of the Buyer are immediately issued to Mr. Roberts pursuant to his consulting agreement, the Buyer shall have no more than 15,750,000 shares of common stock outstanding, inclusive of the 3,000,000 shares that are issued to the Shareholders and assuming that all shares issuable pursuant to the consulting agreement described in Section 5.13 have been issued as of the Closing Date.

8.   USE OF ROBERTS WARRANT TO COMPROMISE COMPANY DEBT.

     Mark Roberts shall use his good faith, reasonable efforts to use the Shares issuable to Roberts upon exercise of the Roberts Warrant to settle, compromise and discharge debts of the Company on or before December 15, 2001. In the event Roberts in unable to settle, compromise and discharge debts of the Company with such Shares, Roberts may exercise the Roberts Warrant prior to its expiration by written notice to the Company, provided that Roberts agrees to exchange immediately any such Shares into common shares of the Buyer at the exchange ratio provided in Section 2.1 of the Agreement (as amended by this First Amendment).

9.   ENGAGEMENT OF MARK ROBERTS

     Section 5.13 of the Original Agreement is hereby amended and restated in its entirety as follows:

               The Company agrees to employ Mark Roberts and Roberts agrees to work for the Company as an independent consultant pursuant to the terms of a Consulting Agreement attached as Exhibit "B" to the First Amendment. Notwithstanding his status as an independent consultant, Roberts shall still be required to devote substantially full time to the affairs of the Company during the term of the Consulting Agreement.

Attached hereto as Exhibit "B" is the form of Consulting Agreement to be executed by Mark Roberts at Closing.

10.  DELETION OF CONDITION

     Section 7.4 of the Original Agreement is hereby deleted in its entirety.

11.  ACKNOWLEDGEMENT OF RECEIPT OF DISCLOSURE FROM BUYER

     The Shareholders and the Company hereby acknowledge and confirm that Buyer has disclosed to them that Buyer is presently experiencing difficulties as a result of a telemarketing campaign conducted by Golin-Rosa & Associates, including certain potential unauthorized enrollment of new customers, potential unauthorized credit card use, credit card "chargebacks" to the Buyer and potential government investigations related to the telemarketing campaign and Buyer's alleged "slamming" of customers. The Company and the Shareholders further acknowledge that they have had the opportunity to ask questions of representatives of the Buyer and to investigate all aspects of the foregoing matters, and the potential adverse impact upon the Buyer and its business and financial condition and that the Buyer has provided full access to the Shareholders and Company to all documents, records and books pertaining to the foregoing matters and all documents requested by the Shareholders or the Company have been made available and delivered. The Company's representations in Sections 4.4, 4.7 and 4.8 of the Original Agreement are hereby modified to exclude all matters relating to or arising from the foregoing telemarketing campaign and the potential negative impact upon the financial condition and business of the Buyer and its subsidiaries on a consolidated basis. Shareholders and Company acknowledge that they understand the potential, material adverse change in Buyer's Business which may arise as a result of such matters and Shareholders and Company shall have no claim or cause of action for breach of a representation or warranty for these matters.

12.  SHAREHOLDERS'  RELEASE OF  ADDITIONAL  CLAIMS  AGAINST  THE COMPANY AND ITS
     AGENTS

     The Shareholders (including the Additional Shareholders) hereby remise, release, and forever discharge the Company and the Company's directors, officers, agents, and employees (collectively, the "Released Parties"), of and from all actions, causes, causes of action, suits, debts, claims, covenants, potential lawsuits and demands, whatsoever, at law or in equity, which any of the Shareholders now has or ever had against any of the Released Parties for, upon, or by reason of any matter, cause or thing whatsoever existing as of the date hereof and/or as of the date of Closing, including without limitation, the Shareholders' investment in the Company and management of the Company. This release shall be unconditional and irrevocable. The Shareholders represent that they have read and understand that this is a General Release and that the Shareholders intend to be and are legally bound by this General Release in accordance with its terms. This Release contained in this section shall be effective upon Closing.

13.  ORIGINAL SECTION 5.10 DELETED

     Section 5.10 of the Original Agreement (Buyer's Subsequent Offer to Company Shareholders for Exchange) is hereby deleted in its entirety.

14.  ORIGINAL SECTION 5.11 DELETED

     Section 5.11 of the Original Agreement (Buyer's Registration of Buyer's Shares Issued to Shareholders) is hereby deleted in its entirety.

15.  REAFFIRMATION

     Except to the extent modified herein, all provisions of the Original Agreement shall remain in full force and effect. In consideration of and as a material inducement to the parties' execution and delivery of this Amendment, the parties hereby expressly reaffirm each and every covenant, agreement, undertaking and waiver set forth in the Original Agreement to the same extent as if each and every of said covenants, agreements, undertakings, and waivers were fully set forth in this Amendment and made and entered into by the parties as of the date hereof, except as expressly modified by this Agreement.

16.  COUNTERPARTS

     This Amendment may be executed by the parties in separate counterparts, no one of which need be executed by all parties. The Amendment shall be effective when executed and delivered by all parties. It may be delivered by telecopy.

     In the event that this Amendment is executed by some, but not all, of the Additional Shareholders, the parties hereby authorize the Shareholders' Agent to modify this Amendment to exclude the Additional Shareholders which have not executed this Amendment and to appropriately adjust the Exchange Shares being issued, in which case the Additional Shareholders which have executed this Amendment shall be legally bound hereby.

     DATED as of the day and year first above written.

                                           ACHIEVE NETWORKS, INC.


                                           By: /s/ Mark S. Roberts
                                               ---------------------------------
                                                Its: President



                                           /s/ Mark S. Roberts
                                           -------------------------------------
                                           MARK S. ROBERTS

                                           /s/ Mark S. Roberts, AIF
                                           -------------------------------------
                                           SHERRI ROBERTS JOHNSON

                                           /s/ Mark S. Roberts, AIF
                                           -------------------------------------
                                           STEVEN B. HOLMES

                                           /s/ Mark S. Roberts, AIF
                                           -------------------------------------
                                           RAY HARMON

                                           /s/ Mark S. Roberts, AIF
                                           -------------------------------------
                                           DGN SECURITIES, INC.

                                               (the "Original Shareholders")

                                           /s/ Mark S. Roberts, AIF
                                           -------------------------------------
                                           RALPH MORREN, JR.

                                           /s/ Mark S. Roberts, AIF
                                           -------------------------------------
                                           JACKIE N. DUKES

                                           /s/ Mark S. Roberts, AIF
                                           -------------------------------------
                                           ANNE A. BALDUZZI

                                           /s/ Mark S. Roberts, AIF
                                           -------------------------------------
                                           LARRY GILL

                                           /s/ Mark S. Roberts, AIF
                                           -------------------------------------
                                           GARY AKIN

                                           /s/ Mark S. Roberts, AIF
                                           -------------------------------------
                                           RICK AKIN

                                           /s/ Mark S. Roberts, AIF
                                           -------------------------------------
                                           NORMAN L. FLIPPO



                                           STRIKER MANAGEMENT LLC


                                           By: /s/ Mark S. Roberts, AIF
                                              ----------------------------------
                                                Its:

                                           THE STRIKER FOUNDATION


                                           By: /s/ Mark S. Roberts, AIF
                                              ----------------------------------
                                                Its:

                                           /s/ Mark S. Roberts, AIF
                                           -------------------------------------
                                           MARK HEWITT

                                           /s/ Mark S. Roberts, AIF
                                           -------------------------------------
                                           KEVIN HALTER, JR.


                                              (the "Additional Shareholders")


                                           PIPELINE TECHNOLOGIES, INC.


                                           By: /s/ Timothy J. Murtaugh
                                              ----------------------------------
                                                Its: C.E.O.

                                LIST OF EXHIBITS



Exhibit A      List of Shareholders

Exhibit B      Consulting Agreement

Exhibit A - List of Shareholders


      Name                                 Achieve Shares       Converted Shares
      ----                                 --------------       ----------------
 1.  Steven B. Holmes                          350,000               39,543
 2.  DGN Securities, Inc.                      400,000               45,192
 3.  Ralph Morren, Jr                        1,000,000              112,979
 4.  Jackie N. Dukes                           500,000               56,489
 5.  Ray Harmon                                200,000               22,596
 6.  Anne A. Balduzzi                          300,000               33,894
 7.  Larry Gill                                195,000               22,031
 8.  Gary Akin                                 468,000               52,874
 9.  Rick Akin                                  52,000                5,875
10.  Norman L. Flippo                          100,000               11,298
11.  Striker Management Company LLC            125,000               14,122
12.  The Stiker Foundation                      50,500                5,705
13.  Mark Hewitt                               300,000               33,894
14.  Kevin Halter, Jr                           20,000                2,260
15.  Sherri Roberts Johnson                  1,000,000              112,979
16.  Mark S. Roberts                        16,616,200            1,877,281
                                           --------------       ----------------
        Total                               21,676,700            2,449,012